EXHIBIT 10(oo)

Amendment to Share Purchase Agreement
               between
Slavia Capital, o.c.p., a.s.
               as Vendor

               and
Euroweb International Corp.,
               as Purchaser



To:  Mr. Rudolf Cizik         From: Peter Szigiti
Company:  Slavia Capital      Company:  EuroWeb Internet Service Provider
Fax: 421 7 59317112           Fax: 361 22 44 100


Dear Mr. Rudolf Cizik:

According to the Letter of Intent 4/b. point, Global Network Services had to be debt free on the day of closing, which was July 12, 1999.

In the Share Purchase agreement 3.3. point, the USD 700,000 Purchase Price is subject to adjustments and it shall be reduced by the amount equal to an aggregate amount of the companies debt as of the date of the Closing Financial Statements (annex 2).

Euroweb International Corporation has assigned an independent auditor company, BDO sk, s.r.o. to review the financials of Global Network Services in order to establish the amount of debt.

On 14 September, 1999, we have received the report of BDO SK, which showed a debt of 4,991,489 Koruna as of the closing date, which is 112,682 USD.

Euroweb International Corporation has already transferred USD 600,000 from the total purchase price of USD 700,000. Accordingly to the above calculation, the final purchase price would be only USD 587,318. As Euroweb had paid more than it should pay Mr. Csaba Toro suggests that you close the deal without paying any further money to each other from any sides.

Please confirm whether you accept our proposal to Mr. Csaba Toro and me.

Yours sincerely,


Peter Szigiti
Controller

                            AGREEMENT
                           made between

                      SLAVIA CAPITAL, o.c.p., a.s.
                                as Vendor

                                and

                      Euroweb Internatioanl Corporation
                                as Purchaser


The parties acknowledge that they signed a Share Purchase Agreement on July 12, 1999 in connection with the sales of certain part of Slavia Capital's shares in the Company Global Network Services. In this agreement, the purchase price is subject to adjustments on the basis of results of due diligence, which was to be prepared by an independant auditor firm, BDO SK, s.r.o.

According to the share purchase agreement point 3.3 the parties agree that they modify the cash component part of purchase price from US$ 700,000 to US$ 600,000 (six hundred thousand American dollars) based on the due diligence report that was delivered on September 14, 1999.

The date of this agreement is the closing date of cash component part of the purchase price.

The parties also agree that the Purchase Price Payment Date - as specified in the interpretation part of Share Purchase Agreement - is September 23, 1999.


Bratislava, September 20, 1999


Signed by:


Slavia Capital                     Euroweb International Corp.,

               Slavia Capital. a.s., o.c.p.
                    Fax Cover Sheet

From:          Peter Gabalec, General Director
To:            Peter Szigiti
Company:       EuroWeb Internet Service Provider
Telephone:     361 22 44 000
Fax:           361 22 44 100
Pages:         1
Date:          September 20, 1999



Comments:


Dear Mr. Szigeti:


With regard to your facsimile transmitted September 20, 1999 and with regard to the offer of Mr. Csaba Toro to close the deal between EuroWeb Internet Service Provider and Slavia Capital regarding the sale of Global Network Services, without paying any money to each other from any sides, on behalf of Slavia Capital, I accept your offer.


With best regards,


Mr. Peter Gabalec
General Director